Contact For Symbion:	Contacts for Crestview Partners:
Kenneth C. Mitchell	Jeffrey Taufield/Joe Kuo
Senior Vice President and Chief Financial Officer	Kekst and Company
615-234-5904	212-521-4800
SYMBION, INC. AGREES TO BE ACQUIRED
BY CRESTVIEW PARTNERS AFFILIATE FOR $22.35 PER SHARE IN CASH
Nashville, Tennessee (April 24, 2007) — Symbion, Inc. (NASDAQ:SMBI), an owner and operator of short stay surgical facilities, announced today that it has entered into a merger agreement with a newly formed subsidiary of Crestview Partners, L.P., a New York-based private equity firm. Under the terms of the merger agreement, holders of Symbion common stock will receive $22.35 per share in cash for their shares. This price represents a 17.4% premium to the closing price on April 23, 2007. The transaction is valued at approximately $637 million, including the assumption of certain debt obligations.
Symbion’s Board of Directors approved the transaction following the unanimous recommendation of a Special Committee of independent directors formed for the purpose of evaluating the potential merger. The transaction is expected to close in the third quarter of 2007, subject to approval by Symbion’s stockholders, requisite regulatory and antitrust approvals and other customary closing conditions. The transaction is not subject to a financing condition.
Commenting on the transaction, Richard E. Francis, Jr., chairman and chief executive officer of Symbion, said, “We believe this transaction is in the best interests of Symbion’s stockholders and will provide the Company with the resources to continue its mission of building a national network of quality surgical facilities. We look forward to working with our new partners to reach the common goal of assisting Symbion in achieving its strategic objectives.”
Tom Murphy, managing director of Crestview Partners, said, “The surgery center industry is in a period of unprecedented growth and transition. Surgical facilities provide quality medical care at lower costs, greater convenience and enhanced efficiency. Symbion is an industry leader in the breadth and quality of services it provides to both physicians and patients. Symbion’s management team has extensive experience in the healthcare industry. We are excited to back such a talented and entrepreneurial team. Supported by Crestview’s partnership, we believe Symbion has an exciting future.”
The merger agreement allows Symbion until May 25, 2007, to actively solicit other possible bidders and, thereafter, subject to certain conditions, to respond to unsolicited inquiries by other persons interested in acquiring the Company. In accordance with the merger agreement, Symbion’s Board of Directors, through its Special Committee and with the assistance of its independent advisors, intends to solicit superior proposals. Symbion advises that there can be no assurance that the solicitation of superior proposals will result in an alternative transaction. During the 14-day period through and including May 7, 2007, Crestview does not have a contractual right to be advised of or match the terms of any superior proposal. Should a superior offer be received and accepted, Symbion may,
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SMBI Agrees to be Acquired by Crestview Partners Affiliate

April 24, 2007
subject to certain conditions (including payment of a termination fee), terminate the merger agreement with the Crestview Partners affiliate. In connection with such termination, the Company must pay a fee of $12.5 million to an affiliate of Crestview Partners, unless such termination is in connection with a proposal received prior to the start of the no-shop period, in which case the Company must pay a fee of $5.0 million to such Crestview Partners affiliate.
Bear, Stearns & Co. Inc. is acting as financial advisor to the Special Committee, and Akin Gump Strauss Hauer & Feld LLP is acting as legal counsel to the Special Committee. Waller Lansden Dortch & Davis, LLP is acting as legal counsel to Symbion. Crestview Partners has been advised by Merrill Lynch & Co. as exclusive financial advisor and Davis Polk & Wardwell as counsel. Merrill Lynch & Co. and Bank of America have committed to provide the debt financing associated with this transaction. Northwestern Mutual Life Insurance Company is a co-investor in the transaction.
The Company also announced that, given the pending transaction, it would not be hosting a conference call for its first quarter earnings release on Thursday, April 26, 2007, as had been previously announced. However, the Company still intends to issue a press release on the results of its first quarter on Wednesday, April 25, 2007, after the market closes.
Additional Information and Where to Find It
In connection with the proposed merger, Symbion will prepare a proxy statement for the stockholders of the Company to be filed with the SEC. Before making any voting decision, the Company’s stockholders are urged to read the proxy statement regarding the merger carefully in its entirety when it becomes available because it will contain important information about the proposed transaction. The Company’s stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, Attention: R. Dale Kennedy, telephone: (615) 234-5900, or from the Company’s website, www.symbion.com.
Participants in the Solicitation
 Symbion and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. A description of the interests of Symbion’s directors and executive officers in Symbion is set forth in the proxy statement for Symbion’s 2007 annual meeting of stockholders, which was filed with the SEC on April 3, 2007. Any benefits to be received by Symbion’s directors and executive officers in connection with the merger will be described in the definitive proxy statement/prospectus. Investors and stockholders can obtain additional information regarding the direct and indirect interests of Symbion directors and executive officers in the merger by reading the definitive proxy statement when it becomes available.
About Symbion, Inc.
Symbion, Inc., headquartered in Nashville, Tennessee, owns and operates a network of 59 short stay surgical facilities in 23 states. The Company’s facilities provide non-emergency surgical procedures across many specialties.
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SMBI Agrees to be Acquired by Crestview Partners Affiliate

April 24, 2007
About Crestview Partners, L.P.
Crestview is a $1.5 billion private equity firm established in 2004 by a group of former Goldman Sachs partners including Robert Hurst, Tom Murphy and Barry Volpert. Crestview is backed by a sophisticated group of investors, including many leading entrepreneurs and institutions. Crestview’s professionals have led more than $20 billion in acquisitions and buyouts.
About Northwestern Mutual Capital
Northwestern Mutual Capital invests in the mezzanine, direct private equity, private equity fund, and private fixed income markets on behalf of The Northwestern Mutual Life Insurance Company, managing portfolios with holdings in excess of $20 billion. Northwestern Mutual Capital has offices in Milwaukee and London and invests globally throughout North America, Europe, Australia, and Asia.
This press release contains forward-looking statements based on management’s current expectations and projections about future events and trends that management believes may affect the Company’s financial condition, results of operations, business strategy and financial needs. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “will” and similar expressions are generally intended to identify forward-looking statements. These statements, including those regarding the Company’s growth, continued success and prospects from the merger, have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties and other factors that may cause actual results to differ from the expectations expressed in the statements. Many of these factors are beyond the ability of the Company to control or predict. These factors include, without limitation: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the outcome of any legal proceedings that may be instituted against Symbion and others following announcement of the merger agreement; (iii) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of stockholder approval and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (iv) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (vi) the ability to recognize the benefits of the merger; (vii) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (viii) other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements contained in this press release, you should not place undue reliance on them. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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